Yarraman Winery, Inc. and Subsidiary
Condensed Consolidated Statements of Operations
FOR THE YEAR ENDED JUNE 30, 2008

				Adjusted
	Year End			Year End
	June			June
	2008		Adjustments	2008
	(Unaudited)
Revenue	$2,804,614			$2,804,614
Cost of Revenue	1,789,768			1,789,768
Gross Profit (Loss)	1,014,846			1,014,846
Selling, General and Administrative Expenses	1,691,394	(2)	(613,203)	1,078,191
Net Loss from Operations	(676,548)			(63,345)
Interest Expense	932,604	(1)	(932,604)	-
Other (Income)Expense	70,052	(1)	(70,052)	-
Loss before Income Taxes	(1,679,204)			(63,345)
Provision for Income Taxes	-			-
Net Loss	$(1,679,204)			$(63,345)

Yarraman Winery, Inc. and Subsidiary
Balance Sheet
June 30, 2008
Reconciliation of US GAAP to IFRS

	(Unaudited)			ProForma
	US GAAP		Adjustments	International Standards
	2008			2008

Current Assets	$6,696,865			$6,696,865
Fixed Assets	4,458,798	(1)	5,639,815	10,098,613
Other Assets	332,680	(1)	790,185	1,122,865
Total Assets	$11,488,343			$17,918,343

Current Liabilities	$1,721,898			$1,721,898
Long Term Liabilities	7,856,785			7,856,785
Total Liabilities	9,578,683			9,578,683
Stockholders' Equity (Deficit)	1,909,660	(1)	6,430,000	8,339,660
Total Liabilities and Stockholders' Equity(Deficit)	$11,488,343			$17,918,343

(1) The Company adjusted its US GAAP historical cost basis of property and intangible values to estimated fair market values as allowed under IFRS standards. Related increase in value was credited to Stockholders' Equity.